ARTICLES OF INCORPORATION

                                       OF

                                  STELAX, INC.



                                   ARTICLE ONE

         The name of the Corporation is Stelax, Inc.

                                   ARTICLE TWO

         The period of its duration is perpetual.

                                  ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

         The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares Common Stock having a par value of one cent ($0.001) per share. All shares of Common Stock shall have identical rights and privileges in every respect.

                                  ARTICLE FIVE

         The Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class. No shareholder of the Corporation shall by reason of his holding shares of any class of stock of the Corporation have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder. The Board of Directors, however, may, in its discretion, and at such price as it may fix, grant such rights to shareholders of the Corporation.

                                   ARTICLE SIX

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SEVEN

         In all elections for directors, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected, and for whose election he has the right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

                                  ARTICLE EIGHT

         The Board of Directors shall adopt the initial Bylaws. The power to alter, amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws, is hereby delegated to the Board of Directors, except that such power is subject to ultimate control of the shareholders.

                                  ARTICLE NINE

         The post office address of its initial registered office is 1215 Executive Dr. W., Suite 102 Richardson, TX 7508 and the name of its initial registered agent at such address is Robert A. Forrester.

                                   ARTICLE TEN

         The number of directors shall be set forth in the Bylaws and until so adopted or amended, shall be one. The name and address of the initial director is Robert A. Forrester, 1215 Executive Dr. W., Suite 102, Richardson, TX 75081.

                                 ARTICLE ELEVEN

         A director of the corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. The Corporation shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability or rights to indemnification of a director of the Corporation existing at the time of the repeal or modification.

                                 ARTICLE TWELVE

         No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

         (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

         (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

         (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

         This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision or to subject any director or officer to any liability that he would not be subject to in the absence of this provision.

                                ARTICLE THIRTEEN

         Any action required by the Texas Business Corporation to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of shares entitled to vote on the action were present and voted.

                                ARTICLE FOURTEEN

         The Articles of Incorporation may be altered, amended or repealed or new Articles of Incorporation may be adopted by the shareholders by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon. The shareholders of this Corporation may (i) adopt a plan of merger or consolidation and/or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.

                                 ARTICLE FIFTEEN

         The name and address of the incorporator, who is more than 18 years of age, is:

                               Robert A. Forrester
                         1215 Executive Dr. W., Ste. 102
                             Richardson, Texas 75081

/s/ Robert A Forrester
-----------------------
Incorporator